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  Exhibit 10.1
                                AGREEMENT
                                  among
                             TOPJOBS.NET PLC
                   (FORMERLY, THE CORPORATE NET LIMITED),
               DYNAMIC INFORMATION SYSTEM AND EXCHANGE, INC.
                                   and
                             TOPJOBS.NET INC.

    This Agreement (the "Agreement") is made as of December [15], 1999, by and among topjobs.net plc (formerly, The Corporate Net Limited)
  ("topjobs (uk)"), Dynamic Information System and eXchange, Inc. ("DiSX") and topjobs.net inc. ("topjobs (usa)").

                          W I T N E S S E T H:

  WHEREAS, On February 11, 1999, DiSX, topjobs (uk) and topjobs (usa) entered into a Stockholders Agreement, as amended by the Amendment to the Stockholders Agreement, dated March 29, 1999 (the "Stockholders Agreement"), and the Intellectual Property and Brand Licensing Agreement (the "Licensing Agreement") and on February 11, 1999, DiSX and topjobs
  (usa) entered into a Loan Agreement (the "Loan Agreement").

  WHEREAS, DiSX, topjobs (uk) and topjobs (usa) have agreed to terminate the Stockholders Agreement, the Licensing Agreement and the Loan Agreement as provided herein;

  NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged (including, without limitation, the agreements set forth below to release DiSX from the obligations to make certain payments), and intending to be legally bound hereby,the parties hereto agree as follows:

  SECTION 1.  Definitions.

  A. Unless otherwise defined herein, capitalized terms used herein which are defined in the Stockholders Agreement, the Licensing Agreement and the Loan Agreement shall have the respective meanings assigned to such terms in the Stockholders Agreement, the Licensing Agreement and the Loan Agreement.

  SECTION 2.  The Stockholders Agreement.

  A. The parties to the Stockholders Agreement hereby release any obligations not heretofore fulfilled to contribute capital to topjobs
  (usa).

  B. The parties hereby acknowledge and agree that Larry Heaps is no longer on the Operational Executive of topjobs (uk), Secretary of topjobs (usa) or otherwise an officer, representative or agent of either topjobs (uk) or topjobs (usa), having previously resigned from all positions with topjobs (uk) and topjobs (usa).

  C. Effective immediately, Mr. Larry Heaps, Mr. Eric Marchant and Mr. Ross Wolfley are no longer directors of the topjobs (usa). DiSX hereby agrees to their removal and does vote to remove them, and hereby agrees that it has no further rights under the Stockholders Agreement to appoint directors of topjobs (usa).

  D. It is acknowledged and agreed that, except as topjobs (uk), in its sole discretion, may otherwise determine, all Former DiSX Employees shall cease to be employees of topjobs (usa) on January 31, 2000.
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  E.  All books and records relating to topjobs (usa) shall be delivered immediately to such person or entity as may be directed by Brian Mosley of topjobs (uk).

  F. In consideration of the release of DiSX from certain obligations topjobs (usa) and topjobs (uk) as described herein, on the date hereof DiSX hereby agrees to transfer to tobjobs (uk) or its designee all of DiSX's right and interest in and to all shares and interests of DiSX in topjobs (usa) provided, that no such transfer may be effective until such time as DiSX is legally authorized to effect the same, and topjobs
  (uk) is legally authorized to accept the same, under applicable law and court orders. DiSX shall deliver to topjobs (uk) or its designees such stock powers and other rights as topjobs (uk) may reasonably request to evidence the foregoing from time to time. DiSX hereby agrees, in consideration of the benefits being derived by DiSX pursuant to this agreement, that DiSX shall not dispose of any of such shares of topbjobs
  (usa) or any interest therein, directly or indirectly, for a period of 5 years or until the same are acquired by topjobs (uk) or its designee, as herein provided, and that any attempted disposition of such shares or any rights therein (including, without limitation, voting rights) shall be null and void ab initio. DiSX hereby further agrees that it shall vote its shares for dissolution of topjobs (usa) and otherwise cooperate in effecting the same in the event that it is requested by topjobs (uk) to do so, which topjobs (uk) may do in its sole discretion at any time and from time to time.

  G. The Stockholders Agreement is hereby terminated as of this date by mutual agreement, provided, however, that Sections 11.3.5 and Articles 12 (with regard to arbitration), and 14 shall survive the termination of the Stockholders Agreement.

  SECTION 3.  The Licensing Agreement.

  The Licensing Agreement is hereby terminated as of this date by mutual agreement, provided, however, that Articles 9 and 13 and Section 12.3 shall survive the termination of the Licensing Agreement.

  SECTION 4.  The Loan Agreement.

  A. The topjobs (usa) board of directors having determined that it will never be appropriate for topjobs (usa) to repay the Loan to DiSX, which is not repayable unless such determination is made by said board of directors, in its sole discretion, topjobs (usa)'s obligation to repay the Loan made by DiSX to topjobs (usa) is hereby waived by DiSX.

  B. The Loan Agreement and the obligations under the Loan are hereby terminated immediately.

  SECTION 5.  Good Faith.

  A. The parties hereto undertake with each other to do all things necessary within their power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

  B. The parties hereto shall and shall use their respective reasonable endeavors to procure that any necessary third parties shall do, execute and perform all such further deeds, documents, assurances, acts and things as any of the parties hereto may reasonably require by notice in writing to the others to carry the provisions of this Agreement into full force and effect.
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  SECTION 6.  Effectiveness.

  This Agreement shall become effective as of December __, 1999 when and if each of DiSX, topjobs(uk) and topjobs (usa) shall have executed this Agreement.

  SECTION 7.  Counterparts.

  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

  SECTION 8.  Governing Law.

  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by and construed in accordance with, the laws of the State of Utah, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


  TOPJOBS.NET PLC
  By:    /S/Brian Mosley
  Title:  COO & Director

  DYNAMIC INFORMATION SYSTEM
  AND EXCHANGE, INC.
  By:    /S/Larry D. Heaps
  Title:  President

  TOPJOBS.NET INC.
  By:    /S/Ross S. Wolfley
  Title:  President